Exhibit 10.41
                           July 30, 1993



TPI Restaurants, Inc.
2158 Union Avenue
Memphis, Tennessee 38174-1379
Attn:  J. Gary Sharp, President

     Re:  Franchise Agreements with Shoney's.  (the "Company")

Dear Gary:

     This letter of consent and/or interpretation is in response to certain questions that have been raised with respect to the forms of market development and license agreements to be used in the development of your markets. Initially, each of us agree that any time an incorrect form of agreement is mistakenly executed, a correct form will be substituted. This will protect either of our companies from inadvertent loss of their rights. If you find the letter to be acceptable, please execute where indicated and return it to me.

                    Market Development Agreement
                    ----------------------------

1.   Renewal.  (Paragraph 2).  Future MDA's will be modified to
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provide for automatic renewal rather than automatic termination.
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The Company, however, will reserve all other rights that it has under the renewal provisions of these MDA's including, without limitation, the right to propose a new development schedule. The only real change will be to remove the requirement that, upon completion of the development schedule, the franchisee request
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renewal.  Instead, this renewal will not occur under the same terms and conditions as other renewals under an MDA. I propose that we substitute new MDA's for any existing MDA to make this renewal provision effective for all franchisees and that this substitution occur when our new documents are registered (after January, 1994). Also, the Company will be pleased to modify any existing MDA to give the franchisee those protections currently set forth in section 12 of the Company's current form of MDA.

     2.   Guarantees.    (Paragraph 12(b)).  As you know, the
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requirement of a personal guaranty of the principals of a
franchisee is a requirement that has been adjusted, in whole or in part, by the Company in the past. Please be advised that the Company hereby waives any requirement in any market development agreement that is executed by TPI for a guaranty from the principals of TPI.

     3.   Transfer of Stock.  (Paragraphs 14.2 (c), 17 (a) and
          -----------------   --------------------------------
17(b)).   Please be advised that the Company hereby consents to the
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transfer of the stock of TPI Restaurants, Inc. and TPI Enterprises,
Inc., free of the restrictions contained in these

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TPI Restaurants, Inc.
July 30, 1993
Page 2


provisions of any market development agreement that is executed by TPI.

                         License Agreements
                         ------------------

     1.   Exclusivity.   (Paragraph 3). You had questioned the use
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of the language "shall be non-exclusive" in Paragraph 3 of the standard license agreement. Please note that the license agreements restrict the Company, either itself or through licensees, from operating or allowing to be operated other Shoney's restaurants within the radius covered by the license agreement. This, in essence, gives a franchisee "exclusivity" in the operation of a Shoney's, restaurant within the territory protected by the license agreement. If a franchisee has an area agreement, the franchisee has greater protection.

     As you have been advised, the reason the Company has provided that a franchisee's rights are "non-exclusive" is that the term "exclusive" is an unwise drafting shortcut that has unwanted and sometimes unknown significance. For example, if your rights were "exclusive" and the Company operated one of its other concepts, such as a Captain D's, across the street from one of your Shoney's restaurants, technically, the use of such items as the traditional cash register sticker identifying all of the Company's restaurant concepts would violate your rights. In fact, an arrival of a commissary truck with a Shoney's logo painted on the side could violate your rights. These are the types of things we are attempting to avoid through giving franchisees non-exclusive rights. The franchisees' operational integrity within their protected radius is protected by Paragraph 3 of the license agreement.

     2.   Time of Payment.    (Paragraphs 5(a), 8(a)).  Although
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the Company's standard license agreements generally provide for payment on or before the tenth day following a month or an accounting period, in view of the large number of restaurants that TPI operates under license from the Company, the Company acknowledges that TPI generally makes its payments on or before the fifteenth day after the end of a period or month. So long as TPI continues to make these payments in such a timely manner, the Company will not object to the payments being made on or before those dates nor use such a technically late payment as a ground for a default of any of the license agreements.

     3.   Royalties on Insurance Awards.     (Paragraph 5 (b)).
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With respect to Paragraph 5(b) of the standard license agreements, please be advised that the Company is willing to waive any right that it has to receive a royalty on an insurance award or condemnation proceeds insofar as they represent profits.
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TPI Restaurants, Inc.
July 30, 1993
Page 3

If, however, a franchisee received an award based upon sales, the
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Company obviously would be entitled to and expect to receive a royalty.

     4.   Release of Franchise Sales.  (Paragraph 5(c).
          --------------------------   ---------------
Notwithstanding paragraph 5(c) of the standard license agreement, the Company will agree not to release your sales results without your consent.

     5.   Overdue Payments.   (Paragraph 5(d).  With respect to the
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second sentence of Paragraph 5(d) of the standard license agreement regarding designation of payments, the Company would not interpret that sentence to control in the event of a good faith bona fide dispute with respect to a particular amount claimed due by the Company. Obviously, if a particular invoice or other amount owning was being disputed in good faith, the Company would not designate later payments to pay off that amount and then claim you owed later amounts that were not being disputed.

     6.   Hours of Operation. (Paragraph 7(d).    The Company
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consents to the operation of TPI's "Shoney's" restaurants during hours of operation consistent with prior operation of other "Shoney's" restaurants by TPI, including on a 24 hour consecutive hourly basis for special events; provided, however, no "Shoney's" restaurant shall be operated as a 24 hour concept.

     7.   Local Market Advertising.  (Paragraph 8(b)).  With
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respect to the requirement for local market advertising, the
Company interprets the standard license agreement's requirement to spend a reasonable amount to vest the discretion on what is reasonable to the licensee's judgement, subject to the 2% minimum contained in the contract. Also, with respect to the last sentence regarding reduced price or products that are given away, the Company does not interpret this provision as excluding non-food
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products or promotional items  that are given away.  Obviously, however, in the case of a food promotion such as a $2.99 breakfast
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bar (reduced from $3.99), the Company would not expect any
franchisee to claim that the $1 reduction counted toward local market advertising.

     8.   Maintenance of Credit Standing   (Paragraph 14).  The
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Company does not interpret Paragraph 15 of the standard license agreement to apply to any items that are being disputed by a franchisee in good faith and through appropriate proceedings.

     9.   Insurance/Indemnities   The Company does not interpret
          ---------------------
Paragraph 16 of the standard license agreement to require the licensee to indemnify and/or insure for anything arising out of, related to, or aggravated by the negligent acts or omissions of

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TPI Restaurants, Inc.
July 30, 1993
Page 4

the Company or any of its agents or employees, which would include any liability that the Company might have for products that it sells to TPI.

     10.  Transfer of Stock.  (Paragraphs 17 (a), 17 (b)).  Please
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be advised that the Company hereby consents to the transfer of the stock of TPI Restaurants, Inc. and TPI Enterprises, Inc., free of the restrictions contained in Paragraphs 17 (a) and 17 (b) of the standard license agreement. The Company also waives the requirement of Paragraph 17(a) of the standard license agreement that TPI's stock certificates bear a legend referencing the restrictions of the standard license agreement.

     11.  Ability to Close.   (Paragraphs 19(b)(6), 19(b)(7).
          ----------------    ------------------------------
Notwithstanding Paragraphs 19 (b)(6) and (b)(7) of the standard license agreement, the Company's corporate policy is not to unreasonably withhold its consent to close units that are unprofitable, so long as the unprofitability is not the fault of the franchisee. (for example, because of sloppy operations.) The Company simply wants an opportunity to review, which review will be done in a reasonable manner, the operations to determine if the unit can be "turned around," and, thereafter, whether it can be mutually beneficial for the unit to remain in the system.

     12.  Right of First Refusal.  (Paragraph 21).  The Company
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acknowledges that the terms of paragraph 32 of the standard license agreement do not apply to a sale and subsequent leaseback of any of TPI's property (real or personal), or any other sale or other transfer of TPI's property in connection with any bona fide financing plan. The Company further acknowledges and agrees that the terms of paragraph 21 of the standard license agreement also do not apply to any merger or consolidation involving TPI, nor to a sale of all or substantially all of the assets of TPI. The Company will consider the sale of more than twenty-five percent (25%) of TPI's restaurants as part of the same transaction to be a sale of all or substantially all of the assets of TPI. The Company further acknowledges and agrees that the terms of the parenthetical beginning on line 14 of paragraph 21 are intended to apply only to transfers of the license agreement (or an interest therein).

     I trust that this is responsive to your questions and concerns; however, should you have any additional questions or need additional information, please feel free to contact me.

     I understand that you are relying upon the consents and/or iterpretations set forth in this letter in entering into a market development agreement for the development of Shoney's restaurants within Detroit, Houston and South Florida and in entering into

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TPI Restaurants, Inc.
July 30, 1993
Page 5

future license agreements [and license agreements previously executed by TPI conditionally upon negotiation of acceptable addenda] for the operation of Shoney's units both in your present territories and in all subsequently acquired territories.

     If you agree with the interpretations and other matters set forth herein, please sign a copy of this letter where indicated below and return that to me.

                              Very truly your,

                              /s/  James M. Grout

                              James M. Grout
                              Executive Vice President
                              Franchising and Development

The foregoing is acknowledged and agreed to:

TPI RESTAURANTS, INC.

By:  /s/ J. Gary Sharp
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Title:  President